         Fiber Optic Private Network Agreement Product Order Number Two

Product Order Number Two ("Product Order") together with Exhibits A-D, the General Terms and Conditions, ("GTC") and all addenda attached hereto constitute the Fiber Optic Private Network Agreement (collectively, together with any amendments and supplements thereto, the "Agreement") dated as of September 30, 1999, by and between Metromedia Fiber Network Services, Inc. ("MFN"), 1 North Lexington Avenue, 4th Floor, White Plains, New York 10601, and WinStar Wireless, Inc. ("Carrier"), 7799 Leesburg Pike, Suite 401, Tysons Corner, VA 22043. Definitions of capitalized terms used in this Agreement appear in the Product Orders, the GTC and Exhibits A-D hereto.

WHEREAS, MFN has constructed or intends to construct certain fiber optic networks;

WHEREAS, Carrier desires to obtain from MFN certain rights with respect to such fiber optic networks, all in accordance with the terms and conditions of this Agreement;

WHEREAS, Carrier intends to take the fiber from MFN, light such fiber with its optronics and, subject to the terms and condition of this Agreement, resell such fiber to its customers.

NOW, THEREFORE, in consideration of the mutual covenants contained in the Agreement, the Parties agree as follows:

1.    Carrier orders and MFN will provide certain fiber as follows:

1.1   Term: See Section 1.1 of the GTC.

1.2 Fiber Miles: The total number of fiber miles (including the agreed upon Lateral Extensions) as provided in Exhibit B hereto. The total number of fiber miles are subject to adjustment based upon the final as-built plans for the applicable Segment delivered by MFN to Carrier and as otherwise specified in Section 1.4 of this Product Order.

1.3   Fiber Specifications: See Exhibit C (the "Specifications").

1.4   Payments:

      1.4(a) Subject to Exhibit B, Carrier shall commence making payments to MFN in the amount of $40.20 per month per fiber mile for each Segment of Fibers delivered to Carrier in accordance with the terms of this Agreement ("Carrier Fibers"), as of the Service Date for that Segment with the applicable Included Lateral Extensions and other Lateral Extensions, if any, in accordance with Section 1.4(c) below (collectively, the "Fiber Payments"). Fifteen percent (15%) of the Fiber Payments are for the included Maintenance Services set forth in this Agreement.

      1.4(b) All Applicable Taxes (as defined in the GTC), if any, shall be paid as provided in the GTC. The total Fiber Payments are subject to adjustment in the event that the actual fiber miles for a Segment are adjusted based on the final as-built plans for the applicable Segment delivered by MFN to Carrier as set forth on Exhibit B.

      1.4(c) As of the Service Date for the first Segment of Carrier Fibers delivered to Carrier on each map attached as Exhibit A or to be added to Exhibit A for those markets

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              for which there is no map as of the date of this Agreement, MFN shall be required to deliver up to four of the Lateral Extensions (associated with such first Segment) requested by Carrier for such Segment (it being understood that (subject to the following provisos) if there are more than four Lateral Extensions as to which Carrier has given notice or which are listed in Exhibit E, MFN shall be entitled to select three of the four to be delivered with the first Segment and the fourth will be to Carrier's central office as provided below); provided that Carrier has given written notice to MFN of Carrier's request for such Lateral Extensions at least 6 months prior to the completion of construction of such first Segment or is listed in Exhibit E (and is associated with the first Segment); and provided further that one of such Lateral Extensions is to Carrier's central office, which central office is identified in Exhibit A, Exhibit E or is otherwise specified by Carrier at least 6 months prior to completion of such first Segment. MFN shall be required to deliver the Included Lateral Extensions (to the extent not delivered with the first Segment) as well as other Lateral Extensions requested by Carrier; provided that such Included Lateral Extensions and other Lateral Extensions need not be delivered prior to the Service Date of the Segment to which they relate; and provided further that Carrier shall comply with the Lateral Extension Policy set forth in Exhibit D (save and except any payment obligations with respect to the Included Lateral Extensions). In no event will Carrier be obligated to take delivery or accept any Segment in an Existing Market (as defined in Exhibit B) or Potential Market (as defined in Exhibit B) prior to the Service Date for the Segment containing the Lateral Extension to Carrier's central office.

1.5 If Carrier requests that MFN construct Lateral Extensions (as defined in Exhibit D) (e.g., Carrier designated buildings, ILEC locations for interexchange) in addition to the Included Lateral Extensions identified in Exhibit A or as otherwise identified by MFN in accordance with Section
      1.5 of the GTC, Carrier shall, in addition to the Fiber Payments, pay for all such Lateral Extensions off the Network Backbone (other than the Included Laterals Extensions as defined in Section 1.5 of the GTC) in accordance with the Lateral Extension Policy set forth in Exhibit D.

2. Estimated DeliveryDate: MFN shall use commercially reasonable efforts to make available the Carrier Fibers to the Carrier in accordance with the schedule attached hereto as Exhibit B. Each Segment of Carrier Fibers and associated Lateral Extensions, if any, when such Lateral Extensions are delivered by MFN and accepted by Carrier is referred to in this Agreement as a "Segment" or "Segments of Carrier Fibers."

3.    MFN address (and contact person) is as follows:
      Metromedia Fiber Network Services, Inc.
      1 North Lexington Avenue, 4th Floor
      White Plains, New York 10601
      Attn: Vice President - Marketing

      If declaring a default or termination, a copy of the notice must be sent to:

      Metromedia Fiber Network Services, Inc.
      1 North Lexington Avenue, 4th Floor
      White Plains, New York 10601
      Attn:  Vice President - Legal Affairs

4.    Carrier address (and contact person) is as follows:

      WinStar Wireless, Inc.
      7799 Leesburg Pike, Suite 401
      Tysons Corner, VA  22043
      Attn:  David Ackerman, EVP

      with a copy to:

      WinStar Communications, Inc.
      685 Third Avenue, 31st Floor
      New York, New York  10017
      Attn: C.Z. Czerner

      If declaring a default or termination, a copy of the notice must be sent to:

      WinStar Communications, Inc.
      685 Third Avenue, 31st Floor
      New York, New York  10017
      Attn:  Timothy R. Graham
             General Counsel

5.    Option to Extend/Purchase: See GTC Section 1.2.

6. MFN Construction Coordinator: Until such time as substantially all of the Carrier Fibers that are the subject of this Product Order Two have been Accepted, MFN shall, at its cost and expense, designate an MFN employee as its"Construction Coordinator." The Construction Coordinator shall be fully dedicated and on-site at Carrier's Northern Virginia office two days per week. MFN agrees to use commercially reasonable efforts to hire an individual as the Construction Coordinator, it being understood that it may take several months after the Effective Date to do so.

The persons signing this Agreement are authorized by the respective Parties to do so. Signature constitutes acceptance of all terms and conditions of this Agreement.

WinStar Wireless, Inc.                   Metromedia Fiber Network Services, Inc.


By:                                      By:
   ------------------------------------     ------------------------------------
Name: CZ Czerner                         Name:  Howard M. Finkelstein

Title: Senior VP, Corporate Development  Title:    President

                      Fiber Optic Private Network Agreement

                          General Terms and Conditions

      Capitalized terms used in these General Terms and Conditions which are not defined herein shall have the meaning given thereto in the Product Order and any Exhibits or addenda thereto or hereto. All references herein to "Agreement" shall mean the Agreement as defined in Product Order Number Two between Metromedia Fiber Network Services, Inc. ("MFN") and WinStar Wireless, Inc. ("Carrier") to which these General Terms and Conditions are attached. The term "Party" will refer, individually, to either MFN or Carrier and the term "Parties" will refer to both of them.

1. TERM AND LEASE

1.1 Term. MFN hereby leases and grants to Carrier access to and use of optical fiber specified in the Product Order ("Carrier Fiber") on MFN's fiber optic cable network ("Network") and the exclusive right to use the Carrier Fiber as provided in this Agreement. The Carrier Fiber leased by Carrier hereunder will be referred to as the "Product" or "Carrier Fiber." The "Term" shall mean with respect to each Segment of Carrier Fibers, as set forth on Exhibit B, the period commencing on the Service Date (as defined in Section 1.4) for a Segment of Carrier Fibers and ending twenty (20) years after the Service Date for such Segment of Carrier Fibers (the "Initial Term") plus any extensions pursuant to
Section 1.2 hereof (the "Extended Term", and together with the Initial Term, collectively hereinafter referred to as the "Term"). In addition Carrier shall have access to and exclusive right to use all Carrier Fibers leased to Carrier in accordance with the Lateral Extension Policy.

1.2 Extended Term/Purchase Option. At the end of the Initial Term (or the Extended Term, as applicable), Carrier may extend the Initial Term or purchase the Carrier Fibers as follows:

      (a) Extended Term. If MFN, in its sole discretion, extends or renews all applicable underlying Rights-of-Way relating to the Carrier Fibers in any Segment beyond the Initial Term, Carrier shall have the right to extend the Initial Term of the Lease, for a term corresponding to each such extension or renewal (up to two additional ten-year periods). No later than one (1) year prior to the end of the Initial Term, MFN shall give notice to Carrier advising Carrier whether or not MFN intends to seek to renew any Rights-of-Way relevant to this Agreement (the "Renewal Notice"). Within sixty (60) days after the date of the Renewal Notice, if in such Renewal Notice MFN states that it intends to seek to renew any Rights-of-Way relevant to this Agreement, Carrier shall give notice to MFN (the "Extension Notice") whether or not Carrier intends to renew the Term of this Lease as to the Carrier Fibers in the Segments covered by such Rights-of-Way. If in Carrier's Extension Notice, Carrier advises MFN that it intends to renew the Term of this Lease as aforesaid, the Parties shall meet and negotiate in good faith the Extended Fiber Payments to be paid by Carrier during the Extended Term as provided in Section 2.5.

      (b) Purchase Option. As of the expiration date of the Initial Term or Extended Term, if such Initial Term was extended pursuant to Section 1.2(a) above, Carrier may elect to purchase all of the Carrier Fibers and an undivided interest in the fiber optic cable containing the Carrier

Fibers ("Cable") and an undivided interest in the duct owned by MFN containing Cable ("Duct"), in a Segment for $1.00 per fiber mile ("Purchase Option"). The sale by MFN to Carrier, and the purchase by Carrier from MFN, of such Carrier Fibers, Cable and Duct pursuant to the Purchase Option shall be without any express or implied representations, warranties or continuing obligations or covenants by MFN of any kind with respect to the Carrier Fibers, Cable, Duct or any Rights-of-Way or otherwise except that MFN shall warrant its ownership in the Carrier Fibers, Cable and Duct being sold. If Carrier elects to exercise the Purchase Option at the end of the Initial Term, Carrier will give written notice to MFN within sixty (60) days after the Renewal Notice pursuant to Section 1.2(a) above ("Purchase Option Notice"), which Purchase Option Notice shall be in lieu of and not in combination with the Extension Notice. If Carrier elects to exercise the Purchase Option at the end of the Extended Term, then Carrier shall give the Purchase Option Notice to MFN within sixty (60) days before the expiration date of the Extended Term. Neither the grant of the foregoing option nor the exercise thereof shall not require MFN to breach any existing contract or Right-of-Way or violate any law or regulation.

1.3 MFN will use commercially reasonable efforts to install the Product on or about the Estimated Delivery Dates as shown on Exhibit B and provide Carrier with access thereto. MFN shall test all Carrier Fibers (including the applicable Included Lateral Extensions and other Lateral Extensions) in accordance with the Specifications set forth in Exhibit C to this Agreement ("Acceptance Testing") to verify that the Carrier Fibers are installed in compliance with such Specifications. Acceptance Testing shall be conducted for each Segment. Where practical, MFN shall provide Carrier at least ten (10) business days advance notice, but in any case at least five (5) business days advance notice, of the date and time of Acceptance Testing for each Segment (each of which shall take place during normal business hours where practical) such that Carrier shall have the right, but not the obligation, to have a person or persons present to observe MFN's Acceptance Testing. When MFN has determined that the results of the Acceptance Testing with respect to a particular Segment show that the Carrier Fibers so tested are installed and in compliance with the applicable Specifications, MFN shall promptly provide Carrier with a copy of such test results and a completion notice (the "Completion Notice"). Carrier shall, within fourteen (14) days of receipt of the Completion Notice, either reject the Completion Notice specifying the defect or failure in such Acceptance Testing or give MFN written notice of acceptance of such Acceptance Testing. (The period from the date of Carrier's receipt of Completion Notice to the date of MFN's receipt of Carrier's notice of rejection or acceptance being referred to herein as the "Review Period"). In the event Carrier rejects the Completion Notice, MFN shall promptly, and not later than fourteen (14) days after receipt of Carrier's notice of rejection, and at no cost to Carrier, commence, and use commercially reasonable efforts to promptly remedy the defect or failure. Thereafter, upon completion of the remediation of the defect or failure, MFN shall again give Carrier another Completion Notice. The foregoing procedure shall apply again and successively thereafter until the Carrier Fibers in such Segment meet the Specifications at which point Carrier shall give MFN written notice of acceptance.

1.4 Service Date. The "Service Date" for the first Segment for each of the Existing Markets (as defined in Exhibit B) referred to in Exhibit B and the first Segment for each of the Potential Markets (as defined in Exhibit B) that are identified following such Potential Market being Announced (as defined in Exhibit B) (including with respect to the Existing Markets and

Potential Markets the applicable Included Lateral Extensions and other Lateral Extensions, if any, as identified by Carrier in accordance with Section 1.4(c) of Product Order Two) will be the earlier of (i) completion of end-to-end testing and acceptance of the applicable Segment by MFN and issuance by Carrier of notice of acceptance, (ii) expiration of the Review Period if Carrier fails to give notice of any deficiencies in the Carrier Fibers pursuant to Section 1.3, (iii) if Carrier has identified deficiencies as provided above, then the first date upon which the Product comprising such Segment is in compliance with the Specifications in accordance with Section 1.3, or (iv) use of the Carrier Fibers by Carrier other than in connection with Acceptance Testing. The "Service Date" for all subsequent Segments for each of the Existing Markets referred to in Exhibit B and all subsequent Segments for each of the Potential Markets that are identified following such Potential Markets being Announced will be the earlier of (i) completion of end-to-end testing and acceptance of the applicable Segment by MFN and issuance by Carrier of notice of acceptance, (ii) expiration of the Review Period if Carrier fails to give notice of any deficiencies in the Carrier Fibers pursuant to Section 1.3, (iii) if Carrier has identified deficiencies as provided above, then the first date upon which the Product comprising such Segment is in compliance with the Specifications in accordance with Section 1.3, or (iv) use of the Carrier Fibers by Carrier other than in connection with Acceptance Testing. In the event that the Service Date for any Segment does not occur within 120 days after the Estimated Delivery Date, Carrier, at its sole option, may terminate this Agreement in respect of such Segment only by giving notice (the "Termination Notice") to MFN at any time prior to MFN's issuance of a subsequent Completion Notice; provided, however, Carrier may thereafter terminate this Agreement with respect to such Segment if the Service Date does not occur after such subsequent Completion Notice. Except as otherwise set forth in this Agreement, upon any such termination, neither party shall have any further obligation to the other in respect of any such terminated Segment.

1.5 For each Existing Market (other than those markets in which Carrier obtained fiber from MFN under Product Order One dated July 22, 1998 between the parties) and each Potential Market identified in Exhibit B, MFN shall provide to Carrier, at no cost or expense to Carrier, Lateral Extensions to two buildings selected by MFN (the "Included Lateral Extensions") to MFN's fiber panel in such buildings; provided, however, Existing Markets and Potential Markets in which MFN has Fiber to the building that contains the Williams Communications point-of-presence and for which MFN has any required authorization needed to make the Lateral Extension available, one of the Included Lateral Extensions shall be to the building where Williams' point-of-presence is located in such market. To the extent not included in the Included Lateral Extension (e.g., beyond MFN's fiber panel in the building) or as otherwise may be agreed to by MFN in its sole discretion, Carrier shall use commercially reasonable efforts to arrange for access into the buildings and for the use of any required building riser conduit and all other facilities in the building required by MFN for the Lateral Extensions. At any location where Carrier has requested MFN to build a Lateral Extension where there is no existing external building access and/or riser conduit, either occupied or unoccupied, the cost to construct and install such access or conduit will be borne solely by Carrier except as set forth in the Lateral Extension Policy. Carrier shall have the option to perform all construction and installation of conduit and fiber or to request MFN to perform such construction and installation by written notice to MFN in accordance with the Lateral Extension Policy, attached hereto as Exhibit D. MFN shall construct such Lateral Extensions as Carrier may request in accordance with such

Policy within the time period that the Parties may agree. Any fiber included in any Lateral Extensions constructed by MFN shall be owned by MFN and be deemed Carrier Fiber for purposes of this Agreement. All Lateral Extensions will be built with diverse routing into the building to the extent commercially reasonable. If requested by Carrier, MFN will develop and deliver to Carrier building plans for construction of the Lateral Extension. Carrier will compensate MFN for such plans at mutually agreed upon rates if Carrier does not engage MFN to construct the Lateral Extension.

1.6 Upon the expiration of the Term, or any earlier termination in accordance with the terms of this Agreement, Carrier shall promptly remove from any property owned, leased or licensed by MFN, all Carrier property, equipment and other materials used in connection with the Product within forty-five (45) days from such expiration or termination. Carrier shall complete such removal in a manner that does not damage the Product or the Network, it being agreed that Carrier may remove its optronics and electronics. Carrier shall be responsible for and reimburse MFN for any damage caused by such removal. MFN shall cooperate with Carrier in removal of any of Carrier's property. If Carrier fails to remove its property within such period, such property will be deemed abandoned, and MFN may make such disposition of the property as it deems necessary or advisable at Carrier's sole expense.

1.7 MFN agrees that all installations will be grounded outside all applicable buildings.

2. TERMS OF PAYMENT/TAXES

2.1 Within five (5) business days after the Service Date for a Segment, Carrier shall commence payment of the Fiber Payments for such Carrier Fiber in accordance with the Product Order (each a "Fiber Payment"). Together with each Fiber Payment, the Carrier shall pay the Applicable Taxes, if any, then due and payable by Carrier pursuant to this Agreement. MFN shall send Carrier an invoice setting forth Applicable Taxes payable by Carrier in accordance with this Agreement. As used herein Applicable Taxes shall mean all applicable sales, use or other taxes assessed on the transactions contemplated by this Agreement (other than taxes on or measured by MFN's income or capital and any franchise or permit fees payable by MFN), unless otherwise subject to an exemption and an exemption certificate or other documentation is provided by Carrier ("Applicable Taxes"). All Fiber Payments hereunder due to MFN shall be made by wire transfer to an account designated by MFN. All other payments shall be invoiced by MFN and shall be accompanied by information in order for Carrier to verify the calculation of any amounts due and shall be paid by Carrier by wire transfer or check 30 days after invoice.

2.2 Carrier shall be responsible for, and shall timely pay, all Applicable Taxes with respect to this Agreement which are imposed upon Carrier by applicable law. MFN shall be responsible for, and shall timely pay, all Applicable Taxes with respect to this Agreement which are imposed upon MFN by applicable law. Notwithstanding the foregoing all sales and use taxes (other than taxes on or measured by MFN's income or capital and any franchise or permit fees payable by
MFN) assessed with respect to use or maintenance of the Carrier Fiber by Carrier shall be borne by Carrier.

2.3 If at any time any Applicable Tax is imposed on, assessed against or borne by either Carrier or MFN with respect to this Agreement, Carrier or MFN, as the case may be, shall have the right to protest, by appropriate proceedings, the imposition or assessment of any such Applicable Tax. In such event, Carrier or MFN, as the case may be, shall be responsible for such payments and shall indemnify and hold the other Party harmless from and against any liability, expense, legal action or cost, including reasonable attorney's fees, resulting from the exercise of its rights under this Section 2.3. In the event of any refund, rebate, reduction or abatement of any such Applicable Tax, the Party who was responsible for paying such tax shall be entitled to receive the entire benefit of such refund, rebate, reduction or abatement.

2.4 If Carrier fails to pay to MFN any sum within ten (10) days after the date when due pursuant to this Agreement if MFN has provided the information with respect thereto required by Section 2.1, then, in addition to such sum and to any other rights or remedies that MFN may have, Carrier shall pay interest on such unpaid sum at the lower of the highest legal rate of interest permitted in the State of New York or one and one-half (1.5%) per month. Notwithstanding the foregoing, no interest shall accrue on any payment which is disputed in good faith by Carrier while such dispute is pending. If such dispute is resolved in favor of MFN, interest shall be paid on the amount due from the due date thereof.

2.5 In the event that the Term is extended in accordance with Section 1.2 hereof, the Fiber Payments for the Extended Term ("Extended Fiber Payments") shall be the fair market value of the Carrier Fibers as of the commencement of the Extended Term. The fair market value of the Carrier Fibers shall mean the amount that a willing lessee would pay and a willing lessor would accept for fibers of the age and quality of the Carrier Fibers. The Parties shall negotiate in good faith to determine the Extended Fiber Payments as provided in this
Section 2.5. Among other things the Parties shall negotiate in good faith whether or not the Extended Fiber Payments shall be paid as a lump sum or shall be paid on a monthly basis. In the event that the Parties agree that the Extended Fiber Payments will be paid on a lump sum basis during the Extended Term, the Parties shall negotiate in good faith any terms of this Agreement that must be modified in order to take account of such lump sum payments.

3. MAINTENANCE, RESTORATION AND REPAIR OF THE PRODUCTS ("MAINTENANCE SERVICE")

3.1 Except for any maintenance or repair required solely as a result of the fault of Carrier, MFN, at its sole cost and expense, shall be responsible for maintenance and repair of the Network and the Product in a good and workmanlike manner, in accordance with the same maintenance procedures that MFN utilizes for its other customers in order that the Product will meet the Specifications at all times during the Term. MFN shall use commercially reasonable efforts to cause the Network and the Product to remain in good working order and condition. No charge shall be made by MFN for maintenance, surveillance, general system redundancy or repair on the MFN Network. MFN agrees that it shall at all times maintain remote monitoring of the Product for surveillance purposes in accordance with its standard procedures. Any maintenance or repair required solely as a result of the fault of Carrier shall be performed by MFN at the cost and expense of Carrier, such cost to be MFN's standard costs for its customers who pay therefor. If such maintenance and repair is required as a result of the fault of Carrier and MFN, the costs shall be apportioned in accordance with their respective responsibility therefor. Any scheduled maintenance (non-emergency) shall be performed at such times so as to minimize any disruption of Carrier's service and operations. MFN shall cooperate with Carrier in scheduling any such maintenance. Where practicable, any scheduled maintenance that is expected to produce any signal discontinuity shall be scheduled after midnight and before 6:00 a.m. local time. MFN shall to the extent practical notify Carrier in advance of the date and time of any scheduled maintenance and as soon as practicable after becoming aware of the need for any non-routine maintenance.

3.2 In the event of an interruption of service for one or more of Carrier's fiber rings, or if not in a ring format then of one or more of Carrier's Fibers hereunder, resulting from physical damage to, or severance of, or a break in, or other failure of any Product or otherwise ("Outage"), Carrier shall notify MFN by telephone at (888) 636-2778 or through such other notification procedure as the Parties may establish. Provided that MFN personnel or contractors have access to affected Carrier facilities immediately upon notification, if necessary, MFN shall respond and commence work within two (2) hours from notification by Carrier and use commercially reasonable efforts to restore effective use of the Product as expeditiously as practicable, with a goal of no more than four (4) hours from receipt by MFN of Carrier's notification or from the time MFN otherwise becomes aware of such interruption. Maintenance Service will be provided on a seven (7) days per week, twenty-four (24) hours per day basis. If MFN establishes a priority customer group for emergency maintenance, MFN shall include Carrier in the highest priority in such group, which priority customer group shall receive whenever possible, priority in the restoration of any Outage affecting Carrier's use of the Carrier Fibers or such other treatment as MFN establishes from time to time for such priority customer group. MFN will provide remote monitoring of the Network and Product in accordance with its standard policy.

3.3 In the event of an interruption of service for one or more of Carrier's fiber rings, or if not in ring format then of one or more of Carrier's Fibers hereunder resulting from damage to, or severance of, or a breach in, or other failure of any Product or otherwise that affect Carrier or its customers ("Total Outage"), Carrier shall receive from MFN a credit ("Outage Credit") calculated at 16.67% of the monthly Fiber Payment for the affected Segment, for each four
(4) hours of Total Outage, up to a maximum Outage Credit equal to the monthly Fiber Payment in respect of each Total Outage or series of related Total Outages. Outage Credits will not be payable for the applicable Total Outage for any period during which MFN personnel or contractors are denied access to Carrier facilities to remedy an Total Outage. The foregoing states the sole and exclusive remedy of Carrier, and liability of MFN, for any Total Outages.

3.4 If all or part of the Product requires restoration, replacement or repair during the Term solely as a result of an act, or solely as a result of any failure to act on the part of Carrier as required hereunder, including without limitation, the negligence or willful misconduct of Carrier, its officers, employees, agents, contractors, subcontractors, invitees or representatives, such repair, replacement and/or restoration will be made by MFN, at Carrier's sole expense, in accordance with MFN's then current time and materials rates plus Applicable Taxes. In addition, Carrier will not receive any Outage Credit resulting from the foregoing. If any such restoration, replacement or repair is required as a result of the act, or as a result of any failure to act as required hereunder, by Carrier and MFN, the costs shall be apportioned in accordance with their respective responsibility therefor.

3.5 MFN may assign or subcontract to any third party any or all of its duties to Carrier (including Maintenance Service) under this Agreement and Product Order at any time, without the consent of Carrier, provided that MFN shall continue to remain responsible for any such duties.

3.6 It is specifically acknowledged and agreed by Carrier that MFN will have the right to inspect Carrier's use of the Product during normal business hours upon at least one (1) day's prior notice by MFN. Any such inspection shall be conducted in a way that will minimize any disruption in Carrier's business or its service to its customers.

3.7 MFN agrees that at all times during the Term it or its contractors will maintain an inventory of cable which is at least equal to the largest fiber count and longest span between two splice points.

4. USE AND OWNERSHIP OF THE PRODUCT

4.1 Carrier shall not, by itself or through any agent or contractor, make any repair to, or replacement of, the Product or any other equipment provided by MFN in connection with the Product or otherwise. Subject to the right of Carrier to add optronics and to otherwise make the Carrier Fibers operational, Carrier shall not use the Product in any manner which damages or interferes with the Product or the Network.

4.2 Carrier shall use the Product in material compliance with all material applicable federal, state and local codes, ordinances, laws, rules and regulations and all material requirements of all applicable franchises, rights of way, leases, licenses and other obligations with respect to the Network or Product to which Carrier is a party or of which it has been advised in writing. Carrier shall be responsible for the obtaining of any permits, licenses or governmental or other approvals necessary for Carrier's or any other customer of Carrier's use of the Product hereunder but not for the construction, operation or maintenance thereof.

4.3 Certain Resale Restrictions. Carrier shall not, directly or indirectly, lease, sublease, license, sublicense, sell, condo, wholesale or otherwise transfer the Carrier Fibers (i.e., dark fibers or windows (wave division multiplexing, that is, a transfer of dark fiber or a window of dark fiber on which the transferee places its optronics) as provided in the Product Order) to any third party other than a Permitted Assignee (as defined in Section 20.2 hereof) unless such fiber optic capacity is distributed through Carrier's or a Permitted Assignee's transmission system. Nothing in this Section 4.3 shall restrict or limit Carrier from entering into agreements for the use of capacity and/or services which utilize the Product after Carrier has added optronics and/or otherwise made the Product operational by lighting the Carrier Fibers. Any breach of this Section 4.3 shall be deemed to be a material breach of this Agreement and the lease granted hereunder and in the event of such material breach MFN shall have, in addition to any and all rights and remedies, the right to terminate this Agreement and Carrier's access to the Carrier Fibers, in each case only with respect to the Segment affected, if such breach is not cured within 60 days after notice from MFN to Carrier.

4.4 MFN represents and warrants that it holds and will hold during the Term all right, title and interest in and to the Product and the Network up to the points at which MFN's facilities end and Carrier's facilities begin, subject only to the grant of access and use provided to Carrier under the terms of this Agreement, and subject to the terms of Section 12.2.

4.5 MFN reserves the right, consistent with applicable leases or Rights-of-Way, to utilize unused external building access and space within the conduit(s) occupied by the Product provided that such use does not interfere with or hinder Carrier's use of its Product as permitted hereunder or cause Carrier to have to pay money for such use.

5. APPROVALS

5.1 Carrier Approvals. During the Term of this Agreement, Carrier shall secure and maintain in full force and effect any and all necessary approvals, consents, Rights-of-Way, permits, licenses, easements and leases ("Carrier Approvals") as may be necessary (a) for Carrier's use of the Product (but not the construction, operation or maintenance thereof) for the purpose intended by the Carrier and
(b) to endeavor to provide all requisite access to MFN to Carrier's buildings and/or facilities in order for MFN to perform its construction, installation, maintenance and other obligations hereunder, twenty-four (24) hours per day/seven (7) days per week. Carrier shall provide all electricity and other utilities available to Carrier at Carrier's locations as MFN may require to fulfill its obligations hereunder.

5.2 MFN Approvals. During the Term, MFN shall be in material compliance with all material applicable federal, state and local codes, ordinances, laws, rules and regulations and, subject to Section 12.2 all agreements, licenses, easements, Rights-of-Way, franchises, permits, orders and consents applicable to the construction, operation and maintenance of the Network and the Product and the transactions contemplated by this Agreement.

6. WARRANTIES

6.1 Compliance with Specifications. MFN warrants to Carrier that when first put into Service the Network and Product will operate in accordance with the Specifications related thereto. MFN warrants that during the Term it shall maintain the Network and the Product so that it will comply with and operate in accordance with the Specifications.

6.2 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, MFN DISCLAIMS ALL WARRANTIES WHETHER EXPRESS OR IMPLIED INCLUDING ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE (i) NETWORK OR PRODUCT, (ii) THE LEASE GRANTED PURSUANT HERETO, (iii) MAINTENANCE SERVICE, AND (iv) CONSTRUCTION AND INSTALLATION SERVICES, IF ANY, RELATING TO ANY LATERALS CONSTRUCTED OR OTHER CONSTRUCTION PERFORMED BY MFN FOR CARRIER.

7. LIABILITY/INDEMNIFICATION

7.1 Liability. In no event shall either Party be liable to the other for any incidental, indirect, special, consequential, exemplary, or punitive damages arising out of or relating to this Agreement, the lease granted hereunder, the Network, Product or Maintenance Service provided hereunder, including damages based on loss of revenues, profits or lost business opportunities, regardless of whether the respective Party had been advised of or could have foreseen the possibility of such damages.

7.2 Indemnity. Each Party agrees to indemnify, defend and hold the other Party, the other Party's officers, directors, employees, agents and contractors, harmless from and against all loss, damage, liability, cost and expense (including reasonable attorney's fees and expenses) by reason of any claims or actions by third parties for personal injury or other tortious act including death, damage, loss or destruction of any real or tangible personal property (including without limitation the Network and Product) which third party claims arise out of or relate to any act or omission to act by such indemnifying party, its officers, directors, agents, employees, contractors, representatives or invitees in connection with such indemnifying party's performance or failure to perform any term, condition or obligation under this Agreement. Carrier agrees to so indemnify MFN from and against Carrier's use of the Product and conduct of its business including the content of any video, voice or data carried by Carrier or its customers through the Network and the Product.

7.3 Third Parties. Nothing contained herein shall operate as a limitation on the right of either Party hereto to bring an action for damages of any kind against any third party (other than the other Party's officers, directors, employees, agents, contractors, representatives or invitees) based on any act or omission of such third party. Each Party agrees to execute such documents and provide such commercially reasonable assistance, at the injured Party's sole expense, as may be reasonably necessary to enable the injured Party to pursue any such action against such third party.

8. CONFIDENTIALITY

The Parties acknowledge and agree that certain information that each Party has provided or will provide to the other in connection with this Agreement, including, without limitation, the financial terms of this Agreement, the number of fiber miles and the specific fiber routes showing the specific location of the fiber cables within a Segment (the "Confidential Agreement Terms"), are and will be confidential and proprietary (the "Confidential Information") to the Party providing such information (the "Providing Party"). The Party in receipt of the Confidential Information (the "Receiving Party") agrees not to distribute, use or disclose to any third party the Confidential Information of the Providing Party. Each Party will restrict dissemination of Confidential Information to only (a) those persons who must have access to such Confidential Information in order to perform their respective rights or obligations hereunder or who otherwise need to know such Confidential Information in connection with such Party's business and (b) the Party's legal, tax and accounting personnel and advisors and those potential and existing strategic partners who have signed a nondisclosure agreement. Notwithstanding anything herein to the contrary, the provisions of this Section 8 shall not apply to any Confidential Information which (a) is or becomes available to the public through no breach of this Agreement; (b) was previously known by the Receiving Party without an obligation to hold it in confidence; (c) is received from a third party without restrictions regarding disclosure; or (d) is required be disclosed by applicable law, rule, regulation, court order or legal process. Except as required by law, rule, regulation, court or legal process or except as otherwise permitted by this Section 8, neither Party shall disclose any of the Confidential Agreement Terms without the prior written consent of other Party. MFN may disclose the identity of Carrier as a customer of MFN and Carrier may disclose the identity of MFN as a supplier of Carrier, in each case without any additional consent from the other Party. Carrier may also disclose to any of its customers or potential customers Confidential Information consisting of the beginning and ending points of the Segments of fiber routes that are the subject of this Agreement, provided that Carrier will not disclose the specific fiber routes showing the specific location of the fiber cables within a Segment unless Carrier and such customer or potential customer have signed a non-disclosure agreement agreeing not to disclose such fiber routes to others. MFN agrees not to disclose Carrier's hub sites or collocation sites to any third party except that MFN may disclose such hub sites or collocation sites to an assignee or subcontractor pursuant to Section 3.5 only to the extent necessary for such assignee or subcontractor to perform duties hereunder on behalf of MFN and provided that such assignee or subcontractor enters into a nondisclosure agreement with respect thereto.

9. NOTICES

9.1 Unless otherwise provided herein, all notices and communications concerning this Agreement shall be in writing and sent to the address (and contact person) specified in the Product Order, or at such other address as may be designated in writing by a Party. Unless otherwise provided herein, notices shall be sent by certified US Mail, return receipt requested, or by a commercial overnight delivery service for next business day delivery, and will be deemed delivered, if sent by certified US Mail return receipt requested, five (5) days after deposit; or, if sent by commercial overnight delivery service, one (1) business day after deposit with such service.

10. TRANSITION

10.1 For a period of 180 days prior to the expiration or termination of the Term ("Transition Period"), MFN will cooperate with Carrier in effecting the orderly and efficient transfer to another network or transmission system of Carrier or a third party designated by Carrier and perform such services as may be reasonably requested by, and at the expense of, Carrier in connection with such transfer. The terms and conditions of this Agreement shall apply to the Transition Period.

11. TERMINATION/REMEDIES/FORCE MAJEURE

11.1 Defaults. The occurrence and continuance of one or more of the following events shall constitute a default ("Default") under this Agreement:

(a) A Party breaches any material term or condition of this Agreement (other than a breach by MFN of Section 3.3 for which the exclusive remedy is provided in Section 3.3 and other than a breach by Carrier specified in Section 11.1(b) for which the remedy is provided in Section 11.1(b)) and such breach remains uncured thirty (30) days after giving written notice of such breach to the defaulting party by the non-defaulting; provided, however, that if the breach is of a nature or involves circumstances taking more than thirty (30) days to cure, the time period shall be extended for as long as may be reasonably necessary to cure such breach up to a maximum of 120 days as long as the defaulting party proceeds diligently to cure same;

(b) If Carrier fails to make any Fiber Payment when due in accordance with this Agreement within ten (10) days of receipt of written notice of late payment from MFN, then during the continuance of such Default MFN shall have the right to terminate this Agreement with respect to the Segment for which the Fiber Payment has not been made immediately without further notice to Carrier and thereafter deny access to the applicable Segment to the Carrier.

(c) If at any time prior to the payment of all Fiber Payments, a Party applies for or consents to the appointment of a receiver, trustee or similar officer for it or any substantial part of its property or assets, or any such appointment is made without such application or consent by such Party and remains undischarged for a period of sixty (60) days; or

(d) If at any time prior to the payment of all Fiber Payments, a Party consents to the institution of a petition, application, answer, or otherwise of any bankruptcy, insolvency or reorganization and any such proceeding as instituted against such Party remains undischarged for a period of sixty (60) days.

11.2 (a) Except in the case of the gross negligence or willful misconduct of a Party hereto, and except where a specific remedy is herein provided, the sole and exclusive liability of each Party to the other Party for any Default pursuant to Section 11.1 (a) shall be limited to seeking damages caused by such Default subject to the limitations set forth in this Agreement.

      (b) Upon and during the continuance of a Default pursuant to Section 11.1(b) or in the event of a breach by Carrier of Section 4.3 of this Agreement which is not cured as provided in Section 4.3, MFN shall have the right to terminate this Agreement with respect to the Segment for which payment has not been made or the Segment which was transferred in violation of Section 4.3, as applicable, immediately upon notice to Carrier and thereafter to deny access to the applicable Segment to Carrier. Notwithstanding anything in this Agreement to the contrary, MFN shall not be entitled to terminate this Agreement or use of any of the Carrier Fibers for any reason other than as provided in the immediately preceding sentence.

11.3 (a) If a Default on the part of MFN has occurred and is continuing for a period of 120 days after Carrier has given notice thereof to MFN, Carrier shall have the right, in its sole discretion, to take such action as it may determine to be necessary to cure the Default in the case of a Default under Section 11.1(a) or to terminate this Agreement with respect to the Segment(s) adversely affected by such Default, subject to the limitations set forth in this Agreement.

      (b) If a Default (other than pursuant to Section 11.1 (b)) on the part of Carrier has occurred and is continuing for a period of 120 days after MFN has given notice thereof to Carrier, MFN shall have the right, in its sole discretion, to take such action as it may determine to be necessary to cure the Default, subject to the limitations set forth in this Agreement.

11.4 Intentionally Omitted.

11.5 In the event any law, statute, ordinance, decision, order, regulation or opinion letter issued by a governmental (federal, state or local) agency, regulatory body, or otherwise, causes (i) material loss to MFN as a consequence of modification to any of the terms of any material Rights-of-Way; (ii) impairment, of MFN's control, possession and/or effective use of the Network or ability to lease Product on a commercially reasonable basis; or (iii) a loss or impairment of MFN's operating authority, MFN shall have the right, exercisable in its sole discretion, to terminate the Product Order upon a minimum of 180 days prior written notice (or such longer period of notice as is practicable under the circumstances) without liability whatsoever to Carrier or any party claiming by, through or under Carrier other than to return to Carrier a pro rata portion of the relevant Fiber Payment paid (if any) for the remainder of the Initial Term or Extended Term, as applicable, as to such Segment, in proportion to the number of fiber miles affected and shall provide the Transition Services provided for in Section 10.

11.6 Neither Party shall be considered in breach of this Agreement resulting from delay or prevention of such Party's performance caused by any act attributable to an occurrence of an event of Force Majeure.

11.7 The term "Force Majeure" shall mean any cause beyond the reasonable control of Carrier (or MFN, as applicable) including but not limited to action by governmental authority including without limitation moratorium on any activities related to this Agreement, third party labor dispute, flood, earthquake, fire, lightning, epidemic, war, riot, civil disturbance, sabotage and the like. The party affected by an event of Force Majeure (the "Affected Party") shall give notice to the other party (the "Other Party") promptly of any occurrence or condition which, in the Affected Party's opinion, warrants an extension of time. Such notice will specify in detail the anticipated length of delay, the cause of the delay, and a timetable by which any remedial measures will be implemented.

12. RIGHTS-OF-WAY; RELOCATION OF NETWORK

12.1 Rights-of-Way. "Rights-of-Way" shall mean all licenses, easements and rights-of-way either by contract or through a franchise, approvals (regulatory or otherwise), permits, orders, consents, franchises and all other rights (governmental or otherwise) required to be obtained by MFN to enable it to operate the Network, provide the Product or provide access to the Product to Carrier under the Agreement.

12.2 MFN Warranties. MFN represents and warrants that it has, or shall use commercially reasonable efforts to obtain by the Service Date, all Rights-of-Way needed in order to operate the Network and to provide the Product or access thereto to Carrier. MFN shall use commercially reasonable efforts to cause all such Rights-of-Way to remain in effect through the Initial Term and shall use commercially reasonable efforts to replace such Rights-of-Way, if any expire or are terminated or discontinued during the Initial Term, with suitable replacement Rights-of-Way including, but not limited to, Rights-of-Way connecting the points shown on Exhibit A, but not necessarily following the same route as followed with the prior Right-of-Way. In the event that any Rights-of-Way are terminated or discontinued and not replaced and the loss of such Rights-of-Way materially adversely affects the use by Carrier of the Product, then MFN and Carrier shall mutually agree whether MFN shall either (i) provide Carrier with additional or substitute fiber optic capacity on comparable portions of MFN's then existing Network (and/or other MFN Networks, including networks belonging to or controlled by MFN's Affiliates) equivalent to the aggregate number of fiber miles lost as a result of loss of such Rights-of-Way, or (ii) to issue a rebate to Carrier which rebate shall represent the pro rata portion of the Fiber Payment allocable to the remainder of the Term in proportion to the number of fiber miles affected. The foregoing shall be MFN's sole and exclusive liability and Carrier's sole and exclusive remedy therefor.

12.3 If MFN receives notice of any request, intent, or plan by any third party, including, but not limited to, a governmental entity, to relocate any portion of MFN's Network used in the provision of the Product, MFN shall promptly notify Carrier of such request, intent, or plan. If MFN is required by any such third party to relocate any portion of MFN's Network used in providing the Product, MFN shall give Carrier at least sixty (60) days (or such lesser period of notice that MFN may have received) prior written notice of any such relocation ("Relocation Notice"). Together with the Relocation Notice, MFN shall provide an estimate of the cost of such relocation. MFN shall relocate the Carrier Fibers, and, to the extent MFN is not reimbursed for the cost of such relocation by a third party, governmental entity or otherwise, Carrier shall pay its pro rata share (i.e., Carriers' number of Carrier Fibers in the affected Network divided by the total number of fibers in the affected Network) of the costs associated with the relocation of the Product; except, however, to the extent that the factors causing such relocation are under MFN's control. MFN shall use its commercially reasonable efforts to secure an agreement for reimbursement from any third party, governmental entity or otherwise, requiring any relocation of the Network and the Product.

12.4 Participation in Condemnation Proceeding. In the event any portion of the Network or the Product and/or the Rights-of-Way in or upon which the Product has been installed, become the subject of a condemnation proceeding which is not dismissed within one hundred eighty (180) days of the date of filing of such proceeding and which could reasonably be expected to result in a taking by any governmental agency or other party having the power of eminent domain for public purpose or use, both Parties shall be entitled, to the extent permitted under applicable law, to participate any condemnation proceedings to seek to obtain compensation by either joint or separate awards for the economic value of their respective interests in the Carrier Fibers that are subject to such condemnation proceeding.

12.5 Notice of Condemnation Proceedings. Upon receipt by MFN of a formal notice of condemnation or taking, affecting the Product, the Network or any Carrier Fibers included in any Lateral Extension, or any Right-of-Way, MFN shall give notice to Carrier. MFN shall also notify Carrier of any similar threatened condemnation proceeding and agrees not to sell the Carrier Fibers and/or Rights-of-Way to such acquiring agency, authority or other party in lieu of condemnation without prior written notice to Carrier.

12.6 Except as specifically provided in this Section 12, MFN shall not be required to obtain, extend or renew any Rights-of-Way during the Term of this Agreement.

13. INSTALLATION OF DARK FIBER OPTIC CABLE

MFN shall terminate the fiber at an MFN Point of Presence or at the end of a Lateral Extension provided by MFN to Carrier under the terms of this Agreement.

14. INSURANCE.

Each of MFN, any contractor and any subcontractor shall procure and maintain, at its own cost and expense, the following types of insurance and coverage during the Term of this Agreement:

Type of Insurance                                     Minimum Amount
-----------------                                     --------------

(1)   Worker's compensation and all occupational      As required by State law
disease

(2)   Employer's liability including all              $100,000 per occurrence
occupational disease when not so covered by Worker's compensation above

(3)   Commercial General Liability (comprehensive)    $1,000,000 per
including contractual liability, product and          occurrence and annual
completed operations, business interruption, bodily   aggregate
injury and property damage combined

(4)   Automobile liability (comprehensive), bodily    $1,000,000 per
injury and property damage combined                   occurrence

(5)   Umbrella liability                              $10,000,000 per
                                                      occurrence and annual
                                                      aggregate

            MFN shall issue to Carrier an insurance certificate and a copy of such policies, naming Carrier as an additional insured as to (3) and (5) above. All such insurance policies shall be issued by an insurer duly licensed and authorized to conduct insurance business in New York and having a policyholder's and financial rate of "AIX" or better. At least thirty (30) days prior to the expiration of any policy, MFN shall furnish paid receipts and other evidence satisfactory to Carrier that such policy has been renewed or replaced. In addition, all policies shall be written so as to require ten (10) days' prior written notice delivered to Carrier for any cancellation or termination.

            Carrier shall maintain Commercial General Liability Insurance (comprehensive) of at least $3,000,000 per occurrence and annual aggregate, which shall name MFN as an additional insured. MFN and Carrier shall comply with the insurance requirements, if any, in any Right-of-Way agreements applicable to the Network. The undertakings of MFN with respect to insurance shall not relieve MFN of its obligations in this Agreement, including without limitation, Section
7.2 hereof or Carrier of any of its obligations contained in this Agreement.

15. GOVERNING LAW

15.1 THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

16. SURVIVAL

The Parties' respective representations, warranties, and covenants, together with obligations of indemnification, confidentiality and limitations on liability will survive the expiration, termination or rescission of this Agreement and continue in full force and effect.

17. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede any and all prior negotiations, understandings, and agreement with respect hereto, whether oral or written.

18. REMEDIES CUMULATIVE

Except as otherwise expressly provided, the rights and remedies set forth in this Agreement shall be in addition to, and cumulative of, all other rights and remedies at law or in equity.

19. REPRESENTATIONS, WARRANTIES AND COVENANTS

19.1 Representations, Warranties and Covenants. Each Party represents, warrants and covenants to the other that (a) it is a corporation, duly organized, validly existing and in good standing under the laws of the state of its organization,
(b) it has all requisite power and authority to enter into and perform its obligations under this Agreement, (c) this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on its part, and (d) this Agreement, when executed, will become the legal, valid and binding obligation of such Party.

19.2 Subject to the terms and conditions of this Agreement, MFN represents, warrants and covenants that during the Term, Carrier will have quiet enjoyment of the Product without any interruption or disturbances from MFN or anyone claiming by, through or under MFN (including, without limitation, any Permitted Assignee).

19.3 No Rejection. In the context of any potential bankruptcy, insolvency or other similar proceeding relating to MFN, it is the position of the Parties that upon payment by Carrier of the total Fiber Payments (or any portion thereof then due), and any Applicable Taxes then due, Carrier will have then fully performed this Agreement and MFN shall have no right to, and MFN agrees that it shall not, take any action seeking to reject this Agreement for any reason whatsoever, in any bankruptcy, insolvency or similar proceeding.

20. ASSIGNMENT

20.1 Except as otherwise provided in Section 20.2, neither MFN nor Carrier may assign this Agreement, in whole or in part except by operation of law, without prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, and except as consistent with regulatory authorizations.

20.2 Either Party may assign this Agreement in whole, but not in part, to a Permitted Assignee. As used herein the term "Permitted Assignee" shall mean (a) any Affiliate (as hereinafter defined) of either Party, (b) any Person which purchases all or substantially all the assets of Party, or any Person formed by or surviving the merger or consolidation of Party and any other person or (c) any institutional creditor to whom this Agreement is assigned as collateral security for any indebtedness of either Party or any Affiliate of such Party, provided that such collateral assignment is subject to the terms of this Agreement. Upon any assignment hereunder the assignor shall remain responsible for performance under this Agreement. Any Permitted Assignee pursuant to subparagraph (a) or (b) of this Section 20.2 shall expressly assume all obligations and liabilities with respect to the Agreement which arise after the effective date of assignment or transfer prior to or upon the effectiveness of such assignment and, in the case of an assignment as provided in subparagraph
(c) of this Section 20.2, in the event the institutional creditor exercises its rights with respect to this Agreement it shall expressly assume all obligations and liabilities with respect to the Agreement which arise thereafter. As used herein, the term Affiliate shall mean, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with that Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by way of equity ownership, contract or otherwise.

21. MISCELLANEOUS

21.1 The covenants, undertakings, and agreements set forth in this Agreement shall be binding upon and solely for the benefit of and will be enforceable only by the Parties hereto or their respective successors or permitted assigns.

21.2 The headings of the Sections in this Agreement are strictly for convenience and shall not in any way be construed as amplifying or limiting any of the terms, provisions or conditions thereof.

21.3 In the event any term of this Agreement is held invalid, illegal or unenforceable, in whole or in part, neither the validity of the remaining part of such term nor the validity of the remaining terms of this Agreement will be in any way affected thereby.

21.4 This Agreement may be amended only by a written instrument executed by the Parties.

21.5 No failure to exercise and no delay in exercising, on the part of either Party hereunder, any right, power or privilege hereunder will operate as a waiver hereof, except as expressly provided herein.

21.6 This Agreement may be executed in multiple counterparts, all of which taken together will constitute one and the same instrument.

21.7 No Brokers. MFN and Carrier each represent and warrant to the other that it has not retained any broker, finder, investment banker or other similar person or entity who is entitled to any brokerage fee, finder's fee or other similar fee or commission in connection with the transactions contemplated in this Agreement.

21.8 Relationship of the Parties. Nothing in this Agreement shall constitute the Parties as partners or joint ventures or otherwise related in any way, and neither Party has any right under this Agreement to bind or commit the other in any way to any third party.

21.9 Most Favored Nations. MFN agrees to treat Carrier on a Most Favored Nations basis for the period of 18 months from the date of this Agreement. MFN warrants that all financial terms, warranties, provisions regarding duration, termination or expiration and other terms and conditions contained in this Agreement, taken as a whole, are equivalent to or better than the terms and provisions offered by MFN to its current customers (excluding any Federal, state or local government or agency thereof who is given more favorable terms as part of the granting of a franchise or if such terms are specifically required by applicable procurement laws or regulations). If during said 18 month period MFN enters into any other agreement(s) with any other customer(s) (excluding any Federal, state or local government or agency thereof who is given more favorable terms as part of the granting of a franchise or if such terms are specifically required by applicable procurement laws or regulations) providing such customer(s) with more favorable terms, taken as a whole, then this Agreement shall be deemed appropriately amended to provide such more favorable terms to Carrier, unless Carrier elects, in writing, to reject such new term(s) or provision(s). MFN shall promptly provide Carrier with any refund or credits thereby created.

      IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the day and year first above written.

                                         WINSTAR WIRELESS, INC.

                                         By: ___________________________________
                                         Name: CZ Czerner
                                         Title: Senior VP, Corporate Development


                                         METROMEDIA FIBER NETWORK SERVICES,
                                         INC.

                                         By: ___________________________________
                                         Name:  Howard M. Finkelstein
                                         Title: President